UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014 (June 30, 2014)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)              (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2014, each of KSNET, Inc. and Net1 Applied Technologies Korea (“Net1 Korea”) entered into a three-year service agreement with Mr. Phil-Hyun Oh, President of KSNET. The service agreements replace the employment agreement between KSNET and Mr. Oh that expired on June 30, 2014.

As of June 30, 2014, the USD/KRW exchange rate was $1: KRW 1,014.

KSNET service agreement

Under the KSNET service agreement, Mr. Oh is entitled to receive: (i) an annual base salary of KRW 405 million and (ii) an annual bonus of up to KRW 440 million, which comprises a quantitative and qualitative portion.

The quantitative portion of the annual bonus is capped at a maximum of KRW 338 million and will be based on the achievement of specified levels of KSNET’s free cash flow and profit before interest and tax (defined as profit before interest and tax and any bonus under the service agreement) (“PBIT”) during any calendar year during the term of the service agreement, as described below.

Mr. Oh is entitled to receive KRW 2 million for every KRW 1 billion of free cash flow (defined as operating cash flow, minus tax and capital expenditures) during the year. The maximum payable in respect of the free cash flow metric is KRW 50 million.

If PBIT is at least 90% but less than 100% of the previous year’s PBIT, then Mr. Oh is entitled to receive (i) KRW 208 million, minus (ii) KRW 10 million for each 1% by which current PBIT is less than the previous year’s PBIT. If PBIT is equal to or greater than the previous year’s PBIT, then Mr. Oh is entitled to receive KRW 208 million, plus KRW 3,333,333 for each 1% increase in PBIT when compared to the previous year (up to a maximum of KRW 80 million in respect of the excess), for a total maximum of KRW 288 million.

The qualitative portion of the annual bonus is capped at a maximum of KRW 102 million and is based on the achievement of certain key objectives to be determined annually by our chairman. Each item comprising the qualitative portion is based on performance during our fiscal year ending June 30. Achievement of the qualitative targets will be determined by our Remuneration Committee each year. The qualitative targets for the 2015 fiscal year are:

(i) If KSNET maintains or improves its market position in the Korean Card VAN market, or if KSNET internally improves the relative contribution of the Banking VAN, PG, and Purchase business units compared to the core VAN business unit (i.e. if Banking VAN, PG, and Purchase contribute more than the current 14% of gross profit) then Mr. Oh is entitled to receive KRW 50 million; and

(ii) If KSNET is not the subject of any adverse regulatory findings, fines, or penalties during the relevant period then Mr. Oh is entitled to receive KRW 52 million.

Mr. Oh will continue to be eligible for participation in our Amended and Restated Stock Incentive Plan during the term of the service agreement.

In addition, under the terms of the KSNET service agreement, Mr. Oh is entitled to participate in national health insurance and the national pension plan provided under the laws of Korea, to receive reimbursement for annual physical examinations for him and his spouse, and to make use of KSNET provided car and driver for business and reasonable personal use.

The KSNET service agreement also includes a restraint of trade clause which provides that upon the termination of Mr. Oh’s services with KSNET, he is restricted, for a period of 36 months, from soliciting business from certain customers, working for or holding interests in KSNET’s competitors or participating in a competitive activity within the territories where KSNET does business.

Mr. Oh may be terminated with or without “justifiable cause” (as defined in the service agreement). In the case of termination without justifiable cause, he will be entitled to receive his base salary and the bonus (if any) that he would have otherwise received for the remainder of the then-current fiscal year.

Net1 Korea service agreement

Under the Net1 Korea service agreement, Mr. Oh is entitled to receive the following cash compensation: (i) an annual base salary of KRW 10 million and (ii) an annual bonus of up to KRW 80 million, based on the achievement of qualitative targets determined by our chairman. The qualitative targets for the 2015 fiscal year are the successful launch in Korea during the year of any of our products, that are not currently marketed by Net1 Korea in the Korean market (for example Virtual Credit Card, Variable PIN, Money transfers, and bill payments).

The other terms of the Net1 Korea service agreement are substantially similar to the terms of the KSNET service agreement.

The foregoing summary of the service agreements is qualified in its entirety by the terms and conditions of the service agreements, which are filed as Exhibits 10.1 and 10.2 to this and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Service Agreement between KSNET, Inc. and Phil-Hyun Oh dated June 30, 2014
10.2	Service Agreement between Net1 Applied Technologies Korea and Phil-Hyun Oh dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: July 2, 2014	By: /s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of the Board